Exhibit 99.1

PRESS RELEASE

INX Announces Late Filing

DALLAS--(BUSINESS WIRE)--November 15, 2011--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) today announced that it filed a Form 12b-25, Notification of Late Filing related to the filing of its financial results on Form 10-Q for the quarter ended September 30, 2011.

The Form 12b-25 will allow the Company an additional 5 calendar days to file the Form 10-Q, which is otherwise due on November 14, 2011.

During the third quarter the Company continued its improvement efforts around its accounting systems and processes and remediation efforts of material weaknesses. These continued efforts, and the transitioning of the Company’s accounting and finance personnel to Dallas, resulted in delays in the Company’s ability to timely file its Form 10-Q.  As such, the Company is still awaiting its reviewed financial statements from its independent auditor in order to prepare its Form 10-Q. For the foregoing reasons, the Company requires additional time in order to prepare and file its Form 10-Q.  The filing delay is not the result of the need to restate any prior period financial results. The Company expects to be able to file well within the additional time allowed by the Form 12b-25. Upon filing on or before November 19, 2011, the Company's Quarterly Report on Form 10Q will be deemed to be timely filed.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP based unified communications and data center/cloud infrastructure solutions for enterprise organizations.  Through its suite of technology offerings, INX provides organizations with advanced architecture solutions that also focus on the enabling infrastructure.  Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and cloud computing solutions incorporating both data center and desktop virtualization.  Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies.  Because of its focus, expertise and experience, INX believes it delivers superior results for its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.:
   Mark Hilz
   Chief Executive Officer
   (469) 549-3800

Hayden IR:
   Brett Maas   (646) 536-7331
   Brett@Haydenir.com